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Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt Investor Relations 303-220-0100 deisenbrandt@ciber.com	Jenn Wing Media Relations 303-220-0100 jwing@ciber.com

CIBER LAUNCHES BOARD RECOMMENDED OFFER
FOR REMAINING PUBLIC SHARES OF ECSOFT GROUP PLC

        GREENWOOD VILLAGE, Colo.—Dec. 16, 2002—NM Rothschild & Sons Limited, London, England, on behalf of CIBER, Inc. (NYSE: CBR), earlier today announced in Europe a recommended cash offer for the ordinary shares of ECsoft Group plc that CIBER doesn't already own.

        "CIBER is very excited to announce this offer to acquire the shares of ECsoft Group held by the public. Our offer is recommended by the Board of Directors of ECsoft Group. You may recall we already own almost 10 percent of their shares. Additionally, prior to announcing our offer we gathered binding commitments to accept the offer or non-binding letters of intent from material shareholders of ECsoft Group shares representing another 54 percent. These combined interests would, assuming these material shareholders accept the offer, represent approximately 64 percent of ECsoft Group's shares," said Mac Slingerlend, CIBER's President and Chief Executive Officer.

        "This is a daunting process. One cannot adequately convey the rigors of United Kingdom laws. That said, they are fair and well conceived. Our UK advisors (Rothschild, Allen & Overy and KPMG), our commercial bank and its counsel (Wells Fargo and Dorsey & Whitney, respectively), and the additional assistance of U.S. based Updata Capital, Davis Graham & Stubbs and Robert W. Baird & Co. (which assisted us acquiring shares in ECsoft at the outset of this process) have been invaluable thus far in the process.

        "We now embark on the formal offer process of seeking acceptances of our offer. We are targeting acceptances of 90 percent of ECsoft Group's shares which CIBER does not itself already own to make the offer effective and allow us to achieve 100 percent ownership of ECsoft Group. We are hopeful to be able to make the offer effective by the end of January, if not sooner. We very much look forward to completing the process as soon as possible. We encourage a prompt "yes' vote by all of their shareholders," continued Slingerlend.

        "ECsoft's footprint is an excellent complement to our CIBER Solution Partners operations in Europe. We believe ECsoft has very good leadership at the all-important country operational level, and very good consultants. Its CFO, Peter Harris, is excellent in our view and has been a steady hand for several years. Lastly, gaining the services of Terje Laugerud, as announced on December 11, 2002, rounds out our strategy in what we hope will be a successful closing to our offer and for operational results post-closing," Slingerlend concluded.

        "CIBER's offer of 305 pence per share is a significant premium from where the stock was trading when CIBER announced its initial ownership position. It is also a significant premium over ECsoft's sizeable cash balance, when last announced on 22 November, 2002, of approximately 242 pence per share, a portion of which has been used in operations since that date," said Ira Cohen, Managing Director, Updata Capital, Inc.

        ECsoft Group plc (London: ECS) is an independent IT consultancy and systems integrator that specializes in the development and delivery of innovative mission-critical business solutions. ECsoft's mission is to transform business vision into technical reality and seeks to achieve this by investing in and exploiting innovative and emerging technologies, concepts and processes from around the world. ECsoft's customers include many of Europe's top 500 companies as well as government and public organizations. With offices in the UK, the Netherlands, and Scandinavia, ECsoft is a leader in the practical application of advanced technology.

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a leading international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from 60 CIBER, 10 DigiTerra and five CIBER Solution Partners offices in the U.S., Canada, Europe and India. With offices in seven countries, annualized revenue over $600 million and approximately 5,500 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

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  Exhibit 99.1